Exhibit 2.2

ASSIGNMENT OF RIGHTS

TO

ACQUIRE PROPERTIES UNDER ASSET PURCHASE AGREEMENT

This Assignment Agreement (this “Assignment”) is entered into as of February 13, 2004 by and between Savvis Asset Holdings, Inc., a Delaware corporation (“Assignor”), and Meerkat SC4 LLC, Meerkat SC5 LLC, Meerkat SC8 LLC, Meerkat LA1 LLC, and Meerkat SC Office LLC, each a Delaware limited liability company (each an “Assignee” and collectively, “Assignees”) (each of Assignor and Assignee, a “Party”).

R E C I T A L S :

A. In connection with an asset sale outside the ordinary course of business effected pursuant to Section 363 of the Bankruptcy Code (the “Bankruptcy Sale”), Assignor, as Buyer, and Cable & Wireless USA, Inc. and Cable & Wireless Services, Inc., as Sellers, have entered into that certain amended and restated asset purchase agreement dated as of January 23, 2004, a copy of which is attached hereto as Exhibit A (as amended, supplemented, modified or amended and restated from time to time in accordance with this Assignment, the “APA”), in connection with Assignor’s proposed acquisition of substantially all of the assets of Sellers, including, without limitation, the Owned Real Property, as more particularly identified in Exhibit B attached hereto.

B. Pursuant to that certain Court Order No. 03-13711 (CGC) dated January 23, 2004 ( the “Final Sale Order”), the United States Bankruptcy Court has approved the APA.

C. Section 14.1 of the APA permits Assignor, as Buyer, to assign any and all of its rights under the APA to acquire the Owned Real Property to DuPont Fabros Interests LLC (“DFI”) or any of its Affiliates. Each Assignee is an Affiliate of DuPont Fabros Interests LLC. Accordingly, upon the Final Escrow Closing under the APA, and pursuant and subject to the terms and conditions set forth below, Assignor desires to transfer, sell, and convey to Assignees its right to directly acquire the Owned Real Property and Assignees desire to purchase the Assignor’s right to directly acquire the Owned Real Property and thereafter to directly acquire the Owned Real Property from the Sellers, all as contemplated by that certain letter agreement dated January 22, 2004 between Assignor and DFI as amended by that certain extension letter agreement dated February 5, 2004 (as so amended, the “Letter Agreement”).

D. As further contemplated by the Letter Agreement, each Assignee, as landlord, and Assignor, as tenant, desire to enter into (i) a separate data center lease agreement for each of the Owned Real Property identified on Schedule 1 to Exhibit C hereto, each of which shall conform in all material respects to the form attached hereto as Schedule 2 to Exhibit C (each such lease, a “Data Center Lease”; collectively, the “Data Center Leases”), and (ii) a separate office lease agreement for the Owned Real Property identified on Schedule 3 to Exhibit B hereto, which lease agreement shall conform in all material respects to the form attached hereto as Schedule 4 to Exhibit C (such lease, the “Office Lease”).

E. The execution by the Parties of the Data Center Leases and the Office Lease, is a material inducement for each Party to enter into this Assignment and, a condition precedent to any obligation of a Party to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, the execution, and delivery, by Savvis Communications Corporation (the “Parent”) of the guaranties in the form attached hereto as Exhibit D (each, a “Parent Data Center Guaranty”) and Exhibit E (the “Parent Office Guaranty”) is a material inducement for Assignee to enter into this Assignment and is a condition precedent to any obligation of Assignee to consummate the transactions contemplated hereby.

A G R E E M E N T

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Certain Terms Defined.

(i) APA shall have the meaning as set forth in Recital A, above.

(ii) Assignor shall have the meaning as set forth in the Preamble, above.

(iii) Assignee shall have the meaning as set forth in the Preamble, above.

(iv) Assignment shall have the meaning set forth in the Preamble, above.

(v) Bankruptcy Sale shall have the meaning as set forth in Recital A, above.

(vi) Final Escrow Closing shall have the meaning as set forth in Section 12.4(a) of the APA.

(vii) Data Center Lease and Data Center Leases shall have the meaning as set forth in Recital C, above.

(viii) Due Diligence Fees shall mean Seven Hundred Eighty Thousand Dollars ($780,000.00).

(ix) Final Sale Order shall have the meaning as set forth in Recital B, above.

(x) Letter Agreement shall have the meaning as set forth in Recital C, above.

(xi) Office Lease shall have the meaning as set forth in Recital C, above.

(xii) Owned Real Property shall mean any single Owned Real Property (as defined in the APA), together with any improvements and personal property related thereto, tangible or intangible, to be conveyed by the Sellers pursuant to the APA.

(xiii) Parent shall have the meaning as set forth in Recital D, above.

(xiv) Parent Data Center Guaranty shall have the meaning as set forth in Recital D, above.

(xv) Parent Office Guaranty shall have the meaning as set forth in Recital D, above.

(xvi) Party shall have the meaning as set forth in the Preamble, above.

(xvii) Purchase Price shall mean Fifty-two Million Dollars ($52,000,000.00) less the Due Diligence Fees.

(xviii) Sellers shall have the meaning as set forth in the Recitals, above.

(xix) Survival Period shall mean the period commencing on the date of the Final Escrow Closing and continuing for a period of 180 days thereafter.

2. Terms Defined in the APA and Effect of Recitals.

Capitalized terms used but not defined herein shall have the meaning given to such terms in the APA. Recitals A-D above are hereby incorporated into this Assignment as if fully set forth in this Section 2.

3. Assignment of Right to Purchase.

Assignees hereby covenant for deposit, and simultaneously herewith have deposited Purchase Price into the Closing Escrow Account and Assignor hereby assigns to Assignees, as of the date hereof, all of its rights under the APA to acquire title at the Final Escrow Closing to the Owned Real Property, including, without limitation, the right to enforce all remedies of Buyer under the APA to the extent such remedies relate to the right to acquire the Owned Real Property. Simultaneously, Buyer and Real Property Buyer shall and do hereby deposit with the Escrow Agent duly executed respective counterparts of each of the Data Center Leases and Office Lease, as well as each of the Parent Data Center Guaranties and the Parent Office Guaranty (each, a “Lease Escrow Document;” collectively, the “Lease Escrow Documents”) in escrow and upon such deposit the Purchase Price and the Lease Documents shall constitute Escrow Property. It is explicitly acknowledged by Assignees that their obligation to pay Purchase Price hereunder is in consideration for Assignor’s assignment of the right to purchase the

Owned Real Property and Assignor’s performance of its obligations hereunder and, except as is expressly provided otherwise in the Closing Escrow Agreement, is not contingent or conditioned on Assignees consummating such purchase or actually purchasing such Owned Real Property. Notwithstanding any provision to the contrary contained in this Assignment, in the event the Assignees fail to deposit the Purchase Price, this Assignment shall automatically terminate as of such date and Assignor shall have no further obligation to Assignees to perform hereunder. Notwithstanding any provision to the contrary contained in this Assignment, in the event the APA is terminated for any reason whatsoever, this Assignment shall automatically terminate as of such date, and the Purchase Price shall be immediately returned to Assignees, together with all interest income and earnings thereon in accordance with Section 3(c) of the APA.

4. Liens.

Assignor shall not encumber title to the Owned Real Property during the period from and after the Regulatory Escrow Closing through the Final Escrow Closing Date. Assignor shall remove and discharge (including, without limitation, by any statutory bonding procedure or any other bonding procedure reasonably satisfactory to Assignee which shall be sufficient to prevent any loss of the Sellers’ interest in the Owned Real Property) within thirty (30) days after obtaining knowledge thereof, any mechanics’ lien, filed against the Owned Real Property for labor, services or materials furnished to, or ordered by, Assignor. Assignor shall indemnify Assignee, its lender and any title insurer of the Owned Real Property for any breach of the covenants contained in this Section 4.

5. Additional Agreements

(i) Each of Assignor and Assignees acknowledge that the issue of non-disturbance of subtenants, licensees and other parties to collocation agreements in the event of a default by Assignor under the Lease Documents which results in the termination of Assignor’s rights is of material concern to them. The parties hereby agree to negotiate reasonably and in good faith the terms and conditions upon which Assignees as landlord under each of the Lease Documents shall agree to execute a form of subordination and non-disturbance agreement for the benefit of such subtenants, licensees and other parties.

(ii) Each of Parent, Assignor and Assignees hereby acknowledge that delivery of each Parent Data Center Guaranty and delivery of the Parent Office Guaranty are expressly conditioned upon GECC consenting to said deliveries and that said consent is in turn conditioned upon, inter alia, GECC receiving a satisfactory subordination agreement duly executed by Assignees in form and substance satisfactory to it. Assignor shall use its commercially reasonable efforts to obtain the agreement of GECC that such subordination agreement will limit the effect of the subordination to the terms of the loan from GECC to Parent in effect on the date hereof and otherwise substantially in the form of the subordination agreement of that executed and delivered by GECC and Welsh Carson. Assignees shall negotiate in good faith and use commercially reasonable efforts to reach agreement on a form of subordination agreement satisfactory to GECC. Notwithstanding anything to the contrary contained herein, Assignor and Parent shall have no obligation to deliver any guaranty and if GECC does not unconditionally consent to the delivery of said guaranties, this Assignment shall, unless the delivery of said guaranties is waived by Assignees (accompanied by a written acknowledgment of such waiver from Lehman LAI LLC) as a condition to its obligation to buy the Owned Real Properties and to deliver the Leases to Assignor, automatically terminate as of such date. In the event of such termination, Assignor shall pay to Assignees an amount equal to the Purchase Price and Assignees shall assign to Assignor all of their right, title and interest in and to the Closing Escrow Account and amounts deposited therein and shall execute and deliver such agreements and other instruments as shall be necessary or desirable to confirm said assignment, including an irrevocable direction to the Closing Escrow Agent to destroy the Lease Escrow Documents and to cause the Deeds to be re-executed and delivered to Assignor or its designee. In the event of Assignees’ failure to execute and deliver any such agreements or other instruments, Assignor shall be entitled to execute and deliver the same as, and Assignees hereby irrevocably appoint Assignor as, their lawful attorney–in fact, such appointment coupled with an interest.

6. Closing Deliveries and Obligations; Closing.

(i) Assignor’s Deliveries. Assignor shall deliver or cause to be delivered to Assignee, at the Final Escrow Closing, the following duly executed and acknowledged documents:

(a) A closing certificate confirming the accuracy and completeness as of the Closing of each representation and warranty made herein by Assignor; and

(b) Resolutions and incumbency certificates, as required by Assignor’s organizational documents, confirming that the documents delivered to Assignee by Assignor hereunder have been duly authorized and duly executed and delivered on behalf of Assignor.

(ii) Assignee’s Deliveries. Assignee shall deliver or cause to be delivered to Assignor, at the Final Escrow Closing, each of the following duly executed and acknowledged documents:

(a) A closing certificate confirming the truthfulness, accuracy, and completeness as of the Closing of each representation and warranty made herein by Assignee; and

(b) Resolutions and incumbency certificates, as required by Assignee’s organizational documents, confirming that the documents delivered to Assignee by Assignor hereunder have been duly authorized and duly executed and delivered on behalf of Assignor.

7. Transaction Costs.

Assignor shall pay all costs incurred in connection with the transfer of the Owned Real Property to Assignee, excluding Assignee’s legal fees, but including without limitation, all transfer taxes, release fees, recordation fees and other related charges. Notwithstanding the foregoing, if the Final Sale Order specifies or Assignor and Sellers agree that bankruptcy law provides that any of the foregoing costs are not applicable to the Bankruptcy Sale, Assignor shall not be required to pay such specified costs.

8. Assignee’s Representations and Warranties.

(i) Power; Authority; Conflicts. Assignee has full and complete authority to enter into this Assignment, to acquire from Assignor the right to acquire all Owned Real Property pursuant to the terms of this Assignment, and perform the transactions contemplated herein. The execution and delivery of this Assignment and the consummation of the transactions contemplated hereby have been duly authorized by all necessary parties and no other proceedings or consents are necessary in order to permit Assignee to perform its obligations hereunder. This Assignment has been duly executed and delivered by Assignee and is a legal, valid, and binding obligation of Assignee and enforceable against Assignee in accordance with its terms.

(ii) Litigation. Assignee has no knowledge of any pending or threatened actions or proceedings before any court or administrative agency which could materially and adversely affect the ability of Assignee to perform Assignee’s obligations under this Assignment.

(iii) Opportunity to Inspect. As between Assignor and Assignee, (x) Assignee and its representatives have made all inspections and investigations of the Owned Real Property which Assignee deems necessary or advisable, and (y) Assignee is purchasing the Owned Real Property based solely on the results of its inspections and investigations and the terms and conditions of the APA and not on any representation or warranty of Assignor not expressly set forth in this Assignment.

(iv) Scope of Representations and Warranties. Each of the foregoing representations shall be true, accurate, and complete in all respects when made and through the Final Escrow Closing and shall survive for the Survival Period. If, prior to the Final Escrow Closing, Assignee discovers any information or facts that would render any of the foregoing representations or warranties untrue, incomplete, or inaccurate in any way, Assignee shall immediately give notice to Assignor of such facts and information.

9. Assignor’s Representations and Warranties.

(i) Power; Authority; Conflicts. Assignor has full and complete authority to enter into this Assignment, to transfer to Assignee the right to acquire all of the Owned Real Property, and perform the transactions contemplated herein. Assignor has not entered into nor shall Assignor enter into any agreement or arrangement in conflict with this Assignment or the transactions contemplated hereby. The execution and delivery of this Assignment and the consummation of the transactions contemplated hereby have been duly authorized by all necessary parties and no other proceedings or consents are necessary in order to permit Assignor to perform its obligations hereunder. This Assignment has been duly executed and delivered by Assignor and is a legal, valid, and binding obligation of Assignor and enforceable against Assignor in accordance with its terms.

(ii) Litigation. Assignor has no knowledge of any pending or threatened actions or proceedings before any court or administrative agency which could materially and adversely affect the ability of Assignor to perform Assignor’s obligations under this Assignment.

(iii) APA. The APA has not been amended. Assignor shall not enter into any further amendment of the APA that could materially and adversely affect the transactions contemplated hereby without the prior written consent of Assignee. Assignor shall not default in the performance of any material obligation under the APA in a way that could materially delay the Closing or otherwise materially and adversely affect the transactions contemplated by this Assignment.

(iv) Scope of Representations and Warranties. Each of the foregoing representations shall be true, accurate, and complete in all respects when made and through the Final Escrow Closing and shall survive for the Survival Period. If, prior to the Final Escrow Closing, Assignor discovers any information or facts that would render any of the foregoing representations or warranties untrue, incomplete, or inaccurate in any way, Assignor shall immediately give notice to Assignee of such facts and information.

10. Indemnities.

(i) Assignee’s Indemnity. Assignee agrees to indemnify, protect and defend Assignor against and hold Assignor harmless from any and all claims, demands, liabilities, losses, damages, costs or expenses including, without limitation, any reasonable attorneys’ fees, asserted against, incurred or suffered by Assignor resulting from (i) any breach by Assignee of this Assignment, (ii) the untruth, inaccuracy, or breach of any of the representations or warranties made by Assignee pursuant to this Assignment. Assignee’s obligations under this Section 10 shall survive the Final Escrow Closing or earlier termination of this Agreement.

(ii) Assignor’s Indemnity. Assignor agrees to indemnify, protect and defend Assignee against and hold Assignee harmless from any and all claims, demands, liabilities, losses, damages, costs and expenses including, without limitation, all reasonable attorneys’ fees, asserted against, incurred or suffered by Assignee resulting from (i) any breach by Assignor of this Assignment or (ii) the untruth, inaccuracy or breach of any of the representations or warranties made by Assignor pursuant to this Assignment. Assignor’s obligations under this Section 10 shall survive the Final Escrow Closing or earlier termination of this Agreement.

11. Notices.

All notices required by or relating to this Assignment shall be in writing and shall be sent by means of overnight courier or by certified mail, postage prepaid, to the Parties to this Assignment and addressed as follows:

If to Assignees:	Du Pont Fabros Interests LLC
c/o DuPont Fabros Development LLC
1707 H Street, N.W., Suite 1000
Washington, District of Columbia 20006
Attention: Hossein Fateh

If to Assignor:	Savvis Communications Corporation
One Savvis Parkway
Town and Country, Michigan 63017
Attention: Chief Legal Officer

or addressed to such other address as that Party may have given by written notice in accordance with this provision.

12. Miscellaneous.

(i) Remedies. All remedies and related rights of the Parties are separate and cumulative, and no one of them, whether exercised or not, shall be deemed to be to the exclusion of or to limit or prejudice any other legal or equitable rights or remedies which the Parties may have, including, without limitation, injunctive relief and/or specific performance. The Parties shall not be deemed to waive any of their rights or remedies under this Assignment, unless such waiver is in writing and signed by the Party to be bound. No delay or omission on the part of either Party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar to waiver of any right or remedy on any future occasion.

(ii) Confidentiality. Except to the extent required by applicable law or with the mutual consent of the Parties, neither Assignor nor Assignee will disclose this Assignment (or any of the terms hereof), nor disclose any of the transactions hereby contemplated to any third (3rd) party, other than to the Debtors and the U.S. Bankruptcy Court.

(iii) Entire Agreement. This Assignment and the Escrow Agreement constitute the entire agreement between the Parties regarding the subject hereof and supersede all prior and all contemporaneous agreements, understandings, and communications, whether written or oral. This Assignment may be amended only by a written document signed by both Parties.

(iv) Counterparts. This Assignment may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

(v) Governing Law. This Assignment shall be governed by, and interpreted and enforced under, the laws of the State of New York.

[Signatures Contained on Following Page]

IN WITNESS WHEREOF, the Parties have executed this Assignment as of the date first written above.

ASSIGNEES:
MEERKAT LA1 LLC, a Delaware limited liability company

By:	MEERKAT VENTURES LLC, Manager

	By:	MEERKAT INTERESTS LLC, Manager

		By:	/s/ Lammot J. du Pont
Lammot J. du Pont, Managing Member

	By:	MEERKAT EQUITY LLC, Manager

		By:	MEERKAT MEMBERS LLC, Manager

			By:	/s/ Lammot J. du Pont
Lammot J. du Pont, Managing Member

MEERKAT SC4 LLC, a Delaware limited liability company

By:	MEERKAT VENTURES LLC, Manager

	By:	MEERKAT INTERESTS LLC, Manager

		By:	/s/ Lammot J. du Pont
Lammot J. du Pont, Managing Member

	By:	MEERKAT EQUITY LLC, Manager

		By:	MEERKAT MEMBERS LLC, Manager

			By:	/s/ Lammot J. du Pont
Lammot J. du Pont, Managing Member

MEERKAT SC5 LLC, a Delaware limited liability company

By:	MEERKAT VENTURES LLC, Manager

	By:	MEERKAT INTERESTS LLC, Manager

		By:	/s/ Lammot J. du Pont
Lammot J. du Pont, Managing Member

	By:	MEERKAT EQUITY LLC, Manager

		By:	MEERKAT MEMBERS LLC, Manager

			By:	/s/ Lammot J. du Pont
Lammot J. du Pont, Managing Member

MEERKAT SC8 LLC, a Delaware limited liability company

By:	MEERKAT VENTURES LLC, Manager

	By:	MEERKAT INTERESTS LLC, Manager

		By:	/s/ Lammot J. du Pont
Lammot J. du Pont, Managing Member

	By:	MEERKAT EQUITY LLC, Manager

		By:	MEERKAT MEMBERS LLC, Manager

			By:	/s/ Lammot J. du Pont
Lammot J. du Pont, Managing Member

MEERKAT SC OFFICE LLC, a Delaware limited liability company

By:	MEERKAT VENTURES LLC, Manager

	By:	MEERKAT INTERESTS LLC, Manager

		By:	/s/ Lammot J. du Pont
Lammot J. du Pont, Managing Member

	By:	MEERKAT EQUITY LLC, Manager

		By:	MEERKAT MEMBERS LLC, Manager

			By:	/s/ Lammot J. du Pont
Lammot J. du Pont, Managing Member

ASSIGNOR:

SAVVIS ASSET HOLDINGS, INC., a Delaware corporation

By: /s/ Grier Raclin
Name: Grier Raclin
Title: Chief Legal Officer & Corporate Secretary

SEEN AND AGREED:

LEASE ESCROW AGENT:

LASALLE BANK NATIONAL ASSOCIATION

By: /s/ R.C. Bergman
Name: R.C. Bergman
Title: First Vice President

List of Exhibits and Schedules

Exhibit A	Asset Purchase Agreement
Exhibit B	Owned Real Property
Exhibit C	Office and Data Center Leases
Exhibit D	Form of Parent Data Center Guaranty
Exhibit E	Form of Parent Office Guaranty
Schedule 1	Data Center Properties
Schedule 2	Form of Data Center Lease
Schedule 3	Office Property
Schedule 4	Form of Office Lease